Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to Registration Statement No. 002-84776 on Form N-1A of our report dated October 30, 2007 relating to the financial statements and financial highlights of Fidelity Advisor Series I, including Fidelity Advisor Balanced Fund, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended August 31, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Boston, Massachusetts
November 19, 2007